EXHIBIT 8.1

                              LIST OF SUBSIDIARIES



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                              LIST OF SUBSIDIARIES



1. Magellan Holdings (BVI) Corp. ("Magellan Holdings"), a wholly-owned subsidiary of the Company, incorporated under the laws of the British Virgin Islands on May 9, 2005. Magellan Holding (BVI) Corp. indirectly owns Magellan Gold (BVI) Inc.

2. Magellan Gold (BVI) Inc. ("Magellan (BVI)"), a company incorporated under the laws of the British Virgin Islands on May 9, 2005. Magellan
         (BVI). is a wholly-owned subsidiary of Magellan Holdings (BVI) Corp. and owns Bulakashu Mining Company Ltd. and Centrasia Mining Kazakhstan Ltd.

3. 0724000 B.C. Ltd. ("724 BC"), a company continued under the laws of British Columbia, which is a wholly-owned subsidiary of the Company. 724 BC was incorporated as Magellan Gold Corp. on February 4, 2004, under the Nevada Business Corporations Act under the name Magellan Gold Corp. 724 BC changed its name to Centrasia Mining Corp. and continued its corporate jurisdiction from the State of Nevada to the Province of British Columbia on May 9, 2005. On September 14, 2005, 724 BC changed its name to its current name in connection with the Centrasia Acquisition.

4. Bulakashu Mining Company Ltd. ("BMC"), a company registered in the Kyrgyz Republic on June 4, 2004. BMC is a wholly-owned subsidiary of Magellan BVI.

5. Centrasia Mining Kazakhstan Ltd. ("Centrasia Kazakhstan") a company registered in the Republic of Kazakhstan in April 2006, but inactive until summer 2006. Centrasia Kazakhstan is a wholly-owned subsidiary of Magellan BVI.